                             AGREEMENT AND PLAN OF MERGER


                                        among


                          TELEPHONE AND DATA SYSTEMS, INC.,


                                   API MERGER CORP.


                                         and


                                AMERICAN PAGING, INC.



                            Dated as of February 11, 1998

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I  THE TENDER OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . 3
     Section 1.1  The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . 3
     Section 1.2  API Action . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section 2.1  Effective Time of the Merger . . . . . . . . . . . . . . . . 5
     Section 2.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section 2.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . 6
     Section 2.4  Certificate of Incorporation and By-Laws . . . . . . . . . . 6
     Section 2.5  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section 2.6  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE III  CONVERSION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . 7
     Section 3.1  Conversion of Capital Stock. . . . . . . . . . . . . . . . . 7
     Section 3.2  Surrender and Payment. . . . . . . . . . . . . . . . . . . . 8
     Section 3.3  No Further Ownership Rights in API Common Shares . . . . . . 9
     Section 3.4  Closing of API Transfer Books. . . . . . . . . . . . . . . . 9
     Section 3.5  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 3.6  Lost, Stolen or Destroyed Certificates . . . . . . . . . . .10
     Section 3.7  Further Assurances . . . . . . . . . . . . . . . . . . . . .10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF API. . . . . . . . . . . . . . .11
     Section 4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . .11
     Section 4.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . .11
     Section 4.3  Authority. . . . . . . . . . . . . . . . . . . . . . . . . .12
     Section 4.4  Absence of Certain Changes or Events . . . . . . . . . . . .13
     Section 4.5  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Section 4.6  API Real Property. . . . . . . . . . . . . . . . . . . . . .14
     Section 4.7  Contracts and Commitments. . . . . . . . . . . . . . . . . .15
     Section 4.8  Customers, Distributors and Suppliers. . . . . . . . . . . .17
     Section 4.9  Operation of the API Business. . . . . . . . . . . . . . . .17
     Section 4.10  Inventory . . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 4.11  Absence of Certain Business Practices . . . . . . . . . . .17
     Section 4.12  No Conflict or Violation. . . . . . . . . . . . . . . . . .18
     Section 4.13  Regulatory Matters. . . . . . . . . . . . . . . . . . . . .18
     Section 4.14  Financial Statements; Receivables; Public Filings . . . . .21
     Section 4.15  Books and Records . . . . . . . . . . . . . . . . . . . . .21
     Section 4.16  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .22
     Section 4.17  Compliance with Law . . . . . . . . . . . . . . . . . . . .22
     Section 4.18  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .22

     Section 4.19.  No Other Agreements to Sell the API Assets . . . . . . . .22
     Section 4.20  Proprietary Rights. . . . . . . . . . . . . . . . . . . . .22
     Section 4.21  Environmental Matters . . . . . . . . . . . . . . . . . . .23
     Section 4.22  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 4.23  Information in Disclosure Documents . . . . . . . . . . . .25
     Section 4.24  Benefit Plans; Labor Matters. . . . . . . . . . . . . . . .25
     Section 4.25  Opinion of Financial Advisor. . . . . . . . . . . . . . . .27
     Section 4.26   Certain Agreements . . . . . . . . . . . . . . . . . . . .27

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF TDS AND
           PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 5.1  Organization; Ownership. . . . . . . . . . . . . . . . . . .28
     Section 5.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 5.3  Consents and Approvals; No Violations. . . . . . . . . . . .28
     Section 5.4  Information in Disclosure Documents. . . . . . . . . . . . .29
     Section 5.5  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE VI  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 6.1  Conduct of API Business. . . . . . . . . . . . . . . . . . .29
     Section 6.2  Reasonable Best Efforts. . . . . . . . . . . . . . . . . . .31
     Section 6.3  Access to Information. . . . . . . . . . . . . . . . . . . .32
     Section 6.4  Shareholder Approval . . . . . . . . . . . . . . . . . . . .33
     Section 6.5  API Option Plans . . . . . . . . . . . . . . . . . . . . . .34
     Section 6.6  No Solicitation. . . . . . . . . . . . . . . . . . . . . . .35
     Section 6.7  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .36
     Section 6.8  Notification of Certain Matters. . . . . . . . . . . . . . .36
     Section 6.9  Public Announcements . . . . . . . . . . . . . . . . . . . .37
     Section 6.10  State Takeover Laws . . . . . . . . . . . . . . . . . . . .37
     Section 6.11  Indemnification of Officers and Directors . . . . . . . . .37
     Section 6.12  Shareholder Litigation. . . . . . . . . . . . . . . . . . .37

ARTICLE VII  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 7.1  Conditions to Each Party's Obligation To Effect the
                  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 7.2  Conditions to TDS's Obligation to Effect the Merger. . . . .38

ARTICLE VIII  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . .38
     Section 8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . .40

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .40
     Section 9.1  Nonsurvival of Representations, Warranties and
                  Agreements . . . . . . . . . . . . . . . . . . . . . . . . .40
     Section 9.2  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .41
     Section 9.3  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . .41

                                                                            PAGE
                                                                            ----

     Section 9.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .41
     Section 9.5  Interpretation . . . . . . . . . . . . . . . . . . . . . . .42
     Section 9.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .43
     Section 9.7  Entire Agreement; No Third Party Beneficiaries . . . . . . .43
     Section 9.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . .43
     Section 9.9  Specific Performance . . . . . . . . . . . . . . . . . . . .43
     Section 9.10  Assignment. . . . . . . . . . . . . . . . . . . . . . . . .43
     Section 9.11  Validity. . . . . . . . . . . . . . . . . . . . . . . . . .43

     Annex I         Definitions
     Annex II        Conditions to the Offer

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of February 11, 1998 (this "AGREEMENT"), among Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), API Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of TDS ("PURCHASER"), and American Paging, Inc., a Delaware corporation ("API"; together with Purchaser, the "CONSTITUENT CORPORATIONS").


                                 W I T N E S S E T H:


          WHEREAS, the capitalized terms used herein shall have the respective meanings specified or referred to herein or in ANNEX I;

          WHEREAS the Purchaser owns an aggregate of 12,500,000 Series A Common Shares, par value $1.00 per share (the "SERIES A COMMON SHARES"), of API constituting 100% of the outstanding Series A Common Shares and 4,000,000 Common Shares, par value $1.00 per share (the "COMMON SHARES"), of API constituting approximately 81.9% of the outstanding Common Shares;

          WHEREAS, TDS has entered into an Asset Contribution Agreement, dated as of December 22, 1997 (the "ASSET CONTRIBUTION AGREEMENT"), with TSR Paging Inc., a Delaware corporation ("TSR"), and TSR Wireless LLC, a Delaware limited liability company ("TSR WIRELESS");

          WHEREAS, in accordance with the terms and conditions of the Asset Contribution Agreement, (i) TDS is to propose to negotiate and enter into a merger agreement with API pursuant to which a wholly owned subsidiary of TDS would acquire all of the issued and outstanding stock of API not owned by TDS and (ii) upon consummation of such proposed merger, TDS and TSR would combine their respective paging businesses and TDS would contribute substantially all of the assets and certain, limited liabilities of API to TSR Wireless for a 30% interest (subject to adjustment) in TSR Wireless and TSR would contribute all of its assets and liabilities to TSR Wireless for a 70% interest (subject to adjustment) in TSR Wireless;

          WHEREAS, in accordance with the terms and conditions of the Asset Contribution Agreement, TDS and Purchaser have proposed to API that Purchaser acquire all of the remaining issued and outstanding Common Shares not owned by Purchaser;

          WHEREAS, in furtherance thereof, it is proposed that Purchaser will make, in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and in compliance with the rules and regulations promulgated thereunder, a cash tender offer (as it may be amended from time to time as permitted hereunder, the "OFFER") to acquire all of the issued and outstanding Common Shares for $2.50 per Common Share (such amount, or any other greater amount per Common Share offered pursuant to the Offer, being hereinafter referred to as the "PER SHARE AMOUNT"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in SECTION 1.1(b));

          WHEREAS, based in part on the opinion of PaineWebber, Inc. that the consideration to be received by the holders for the Common Shares (other than TDS and Purchaser) pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view, a special committee of the Board of Directors of API, consisting of the independent directors of the Board of Directors that are not directors, officers or employees of TDS or otherwise affiliated with TDS and are not officers or employees of API (the "API SPECIAL COMMITTEE"), has recommended, with the assistance of its independent financial and legal advisors, to the Board of Directors of API that the Offer and the Merger be approved by the Board of Directors of API;

          WHEREAS, the respective Boards of TDS, Purchaser and API have determined that it is in the best interests of their respective stockholders for the Purchaser to acquire all of the remaining issued and outstanding Common Shares;

          WHEREAS, the Board of Directors of API has, by unanimous vote of all directors present and voting, approved the making of the Offer and resolved and agreed to recommend that the holders of the Common Shares tender their Common Shares pursuant to the Offer; and

          WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of TDS, Purchaser and API have each approved the merger (the "Merger") of Purchaser with and into API in accordance with the General Corporation Law of the State of Delaware (the "DGCL") following the consummation of the Offer and upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                      ARTICLE I
                                   THE TENDER OFFER

          Section 1.1  THE OFFER.

          (a) Provided that this Agreement has not been terminated in accordance with SECTION 8.1 and none of the events or facts set forth in ANNEX II hereto shall have occurred or be existing, Purchaser will commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to commence the Offer and accept for payment, and pay for, any Common Shares tendered pursuant to the Offer will be subject to (i) the condition (the "MINIMUM CONDITION") that at least the number of Common Shares that when added to the Common Shares already owned by TDS and Purchaser shall constitute not less than 90% (or such other amount which would allow the Merger to be effected without a meeting of the Company's shareholders in accordance with Section 253 of the Delaware Law) of the issued and outstanding Common Shares shall have been validly tendered and not withdrawn prior to the expiration of the Offer, (ii) the condition that the Asset Contribution Agreement be in full force and effect and not terminated in accordance with the terms thereof and all the conditions set forth in Articles XI and XII thereof shall have been satisfied or waived (the "ASSET CONTRIBUTION AGREEMENT CONDITION") and (iii) the satisfaction of the conditions set forth in ANNEX II hereto (any of which may be waived by Purchaser in its sole discretion) and to the terms and conditions of this Agreement. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of API (unless API takes any action permitted to be taken pursuant to the second sentence of SECTION 6.6(b)), Purchaser shall not
(i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) modify or add to the conditions set forth in ANNEX II (other than to waive any conditions to the extent permitted by this Agreement), (iv) except as specifically provided in this SECTION 1.1(a), extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of API, (i) extend the Offer if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase the Common Shares shall not be satisfied until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any order, decree or ruling of, or any rule, regulation, interpretation or position of, any Governmental Authority applicable to the Offer and/or (iii) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence; PROVIDED, HOWEVER, in the event that all conditions set forth in ANNEX II shall have been satisfied other than the Minimum Condition, the Purchaser may extend the term of the Offer for a period or periods aggregating not more than 20 business days after the later of
(x) the initial expiration date of the Offer and (y) the date on which all the other conditions set forth in ANNEX

II shall be satisfied after which time the Purchaser shall waive the Minimum Condition. The Offer will be made by means of an offer to purchase (the "OFFER TO PURCHASE") and related letter of transmittal containing the terms set forth in this Agreement and the conditions set forth in ANNEX II hereto. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in ANNEX II hereto as of the final expiration date of the Offer, Purchaser will accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

          (b) On the date of commencement of the Offer, Purchaser will file with the SEC (i) a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "SCHEDULE 13E-3") with respect to the Offer and other transactions contemplated hereby. The Schedule 14D-1 and the Schedule 13E-3 will contain or will incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Schedule 13E-3, the Offer to Purchase and such other documents pursuant to which the Offer will be made, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). TDS and Purchaser will disseminate the Offer to Purchase, the related letter of transmittal and other Offer Documents to holders of Common Shares. Each of TDS, Purchaser and API will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect, and each of TDS and Purchaser will take all steps necessary to cause the Schedule 14D-1 and Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable law. Purchaser will provide API and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          Section 1.2  API ACTION.

           (a) API hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of API, at a meeting duly called and held, acting on the unanimous recommendation of the API Special Committee, has
(i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company's shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. API further represents and warrants that PaineWebber, Inc. has delivered to the API Special Committee its written opinion that the consideration to be received by API's shareholders pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, and a complete and correct copy of such opinion has been delivered by API to TDS and Purchaser.

          (b) On the date of the commencement of the Offer, API will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendations described in
SECTION 1.2(a) above and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Each of API, TDS and Purchaser will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and API will further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to API's shareholders, in each case as and to the extent required by applicable law. API will provide TDS and Purchaser and their counsel in writing with any comments API or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. API and its counsel will provide TDS and Purchaser and their counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Offer, the Merger or this Agreement.

          (c) API will (i) promptly furnish TDS and Purchaser with mailing labels containing the names and addresses of all record holders of Common Shares as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in API's control regarding the beneficial owners of Common Shares that TDS or Purchaser may reasonably request and (ii) furnish to TDS or Purchaser such other information and assistance as TDS or Purchaser or their agents may reasonably request in expeditiously communicating the Offer to holders of Common Shares.


                                      ARTICLE II
                                      THE MERGER

          Section 2.1  EFFECTIVE TIME OF THE MERGER.

          (a) Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into API whereupon the separate existence of Purchaser shall cease and API shall continue as the surviving corporation (the "SURVIVING CORPORATION") and succeeding to and assuming all the rights and obligations of Purchaser in accordance with the DGCL.

          (b) Upon the terms and subject to the conditions hereof, a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") will be duly prepared and executed by API and Purchaser and thereafter delivered to the Secretary of State of the State of Delaware (the "Delaware Secretary") for filing as provided in the DGCL as soon as practicable on the Closing Date. The Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary or at such other later date or time as Purchaser and API shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

          Section 2.2 CLOSING. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to SECTION 8.1, the closing of the Merger (the "CLOSING") will take place on a date and time to be specified by the parties, which date will be no later than the second business day following the satisfaction or, if permissible, waiver of each of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to by the parties hereto.

          Section 2.3 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of API and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of API and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.4  CERTIFICATE OF INCORPORATION AND BY-LAWS.

          (a) At the Effective Time the Certificate of Incorporation of Purchaser previously delivered to API shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until amended in accordance therewith and with applicable law.

          Section 2.5 DIRECTORS. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

          Section 2.6 OFFICERS. The officers of API at the Effective Time will be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.


                                     ARTICLE III
                               CONVERSION OF SECURITIES

          Section 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of TDS, Purchaser, API or the holder of any of the following securities:

          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be cancelled pursuant to SECTION 3.1(b) and any Dissenting Shares shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Common Share, less any applicable withholding taxes, upon surrender, in the manner provided in SECTION 3.2, of the certificate that formerly evidenced such Common Share;

          (b) Each Common Share held in the treasury of API and each Common Share owned by Purchaser, TDS or any direct or indirect wholly owned subsidiary of TDS or API immediately prior to the Effective Time shall be cancelled without any conversion thereof and will cease to exist and no shares of capital stock of the Surviving Corporation or other consideration will be delivered in exchange therefor;

          (c) Each Series A Common Share of API shall be cancelled without any conversion thereof and will cease to exist and no shares of capital stock of the Surviving Corporation or other consideration will be delivered in exchange therefor; and

          (d) Each share of common stock of the Purchaser, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (e) Notwithstanding any provision of this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or loses its right to appraisal. Such shareholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in SECTION 3.2 of the certificate or certificates that formerly evidenced such Common Shares. API shall give TDS (i) prompt notice of any demands for appraisal received by API, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by API and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. API shall not, except with the prior written consent of TDS, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          Section 3.2 SURRENDER AND PAYMENT. (a) PAYING AGENT. Prior to the Effective Time, Purchaser shall authorize a commercial bank (or such other person or persons as shall be reasonably acceptable to TDS and API) to act as paying agent (the "PAYING AGENT") for API and agent for the holders of Common Shares in connection with the Merger to receive and pay the funds necessary to make the payments contemplated by SECTION 3.1(a).

          (b) SURVIVING CORPORATION TO PROVIDE FUNDS. At the Effective Time, TDS shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent funds necessary to pay for the Common Shares pursuant to SECTION 3.1(a). The funds held by the Paying Agent pursuant to this
SECTION 3.2 shall not be used for any purpose other than payment of the Merger Consideration.

          (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate of Common Shares, other than TDS, API, any Subsidiary of TDS or API and any holder of Dissenting Shares (a certificate or certificates held by such holders are sometimes referred to herein as "CERTIFICATE" or "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions as TDS may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Common Shares theretofore represented by such Certificate shall have been converted pursuant to SECTION 3.1, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
SECTION 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Common Shares theretofore represented by such Certificate shall have been converted pursuant to SECTION 3.1.

          (d) RETURN OF FUNDS. At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Common Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Common Share for any Merger Consideration delivered in respect of such Common Share to a public official pursuant to any abandoned property, escheat or other similar law.

          Section 3.3 NO FURTHER OWNERSHIP RIGHTS IN API COMMON SHARES. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates.

          Section 3.4 CLOSING OF API TRANSFER BOOKS. At the Effective Time, the stock transfer books of API shall be closed and no registration of transfers of Common Shares or Series A Common Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE III.

          Section 3.5 WITHHOLDING. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

          Section 3.6 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance herewith. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

          Section 3.7 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                      ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF API

          API represents and warrants to TDS and Purchaser as follows:

          Section 4.1  ORGANIZATION.

          (a) API is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Except as set forth on API Disclosure Letter Schedule 4.1, API is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of API, and all amendments thereto, heretofore delivered to TDS and TSR Wireless are accurate and complete as of the date hereof. API Disclosure Letter Schedule 4.1 lists all jurisdictions in which API is qualified to do business as a foreign corporation.

          (b) API has all requisite corporate power and authority to own, lease and operate the API Assets and to conduct the API Business as it is presently being conducted.

          (c) API Disclosure Letter Schedule 4.1 is a correct and complete list of API's Subsidiaries, each of which is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) (as identified on API Disclosure Letter Schedule 4.1), and has the requisite corporate or limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. API Disclosure Letter Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation or limited liability company. Except as set forth in API Disclosure Letter Schedule 4.1, each of the Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate or Articles of Incorporation and Bylaws or other organizational documents of each Subsidiary of API have been made available to TDS and TSR Paging and are accurate and complete. API owns of record and beneficially all of the issued and outstanding capital stock of each free and clear of any Encumbrances, except as set forth on API Disclosure Letter Schedule 4.1.

          Section 4.2  CAPITALIZATION.

          (a) As of the date of this Agreement, the total number of shares of all classes of stock which API is authorized to issue is 160,000,000 shares, consisting of

50,000,000 Common Shares, 50,000,000 Series A Common Shares, 50,000,000
Series B Common Shares, par value $1.00 per share (the "SERIES B COMMON SHARES") and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "PREFERRED SHARES"). As of the date hereof, (i) 12,500,000 Series A Common Shares are issued and outstanding, (ii) no Series B Common Shares are issued and outstanding, (iii) no Preferred Shares are issued and outstanding,
(iv) 7,645,446 Common Shares are issued and outstanding, (v) no Common Shares are held in the treasury of API, (vi) 150,000 Common Shares are reserved for future issuance pursuant to the TDS Tax-Deferred Savings Plan, (vii) 100,000 Common Shares are reserved for future issuance for sale to employees of API and its subsidiaries under the 1997 Employee Stock Purchase Plan, (viii) 700,000 shares are reserved for future issuance under the 1994 Long Term Incentive Plan, as amended and restated as of April 1, 1996 (with respect to which options to acquire 287,072 Common Shares are issued and outstanding) and (ix) 12,500,000 Common Shares are reserved for issuance upon conversion of the Series A Common Shares. All the outstanding shares of API's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto.

          (b) As of the date of this Agreement, (i) no bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("VOTING DEBT") of API are issued or outstanding, (ii) except as set forth above, and except as provided in the Exchange Agreement, dated January 1, 1994, between API and TDS, and the Registration Rights Agreement, dated January 1, 1994, between API and TDS, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character (collectively, "WARRANTS") relating to the issued or unissued capital stock or Voting Debt of API or obligating API to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, API or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating API to grant, extend or enter into any such Warrant and (iii) there are no outstanding contractual obligations of API to repurchase, redeem or otherwise acquire any shares of capital stock of API or any Warrants.

          Section 4.3 AUTHORITY. API has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder to consummate the transactions contemplated hereby, subject to, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Common Shares and Series A Common Shares entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Common Shares and Series A Common Shares. The execution and delivery of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly approved by the Board of Directors of API. No other corporate proceedings on the part of API are necessary to authorize the entering into and the performance of this Agreement and the transactions contemplated hereby, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by API's shareholders as described in the preceding sentence and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by API and constitutes a legal, valid and binding obligation of API. The restrictions on business combinations contained in Section 203 of the DGCL are not applicable to the transactions contemplated hereby.

          Section 4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, except as contemplated by this Agreement, there has not been any:

               4.4.1 Material Adverse Change in respect of API, or any of its Subsidiaries, the FCC Licenses and/or the FCC License Applications.

               4.4.2 change in accounting methods, principles or practices by API or any of its Subsidiaries, except as required by law or by generally applicable changes instituted in the accounting profession;

               4.4.3 material damage, destruction or loss (whether or not covered by insurance) adversely affecting the API Assets or the API Business;

               4.4.4 cancellation, individually or the aggregate of any material indebtedness or waiver or release of any material right or claim of API or its Subsidiaries;

               4.4.5 cancellation or termination of any material Contract of API or its Subsidiaries or entry into any material Contract by API or its Subsidiaries, other than in respect of the API Excluded Assets;

               4.4.6 sale, assignment or transfer of (i) any transmitters and paging terminals of API or its Subsidiaries included in the Interim Balance Sheet of API, whether in use or in storage or (ii) any material portion of the API Assets other than sales of Inventory in the ordinary course of business;

               4.4.7 failure to replenish API's inventories and supplies in a normal and customary manner consistent with prior practice and prudent business practices prevailing in the industry, except for reductions in API's and its Subsidiaries' Inventory not exceeding ten percent of such Inventory on the Interim Balance Sheet Date consistent with prudent business practice, or any purchase commitment made by API or its Subsidiaries in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or any change in the selling, pricing, advertising or personnel practices of API and its Subsidiaries inconsistent with their prior practice and prudent business practices prevailing in the industry;

               4.4.8 institution of settlement of or agreement to settle any Action relating to the API Business (other than the API Excluded Assets) or the API Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $200,000 in the aggregate;

               4.4.9 agreement by API or its Subsidiaries to do, or any action or omission by API or its Subsidiaries which is likely to result in, any of the representations and warranties set forth in the preceding clauses 4.4.1 through 4.4.8 becoming untrue other than as expressly provided for herein.

          Section 4.5 ASSETS. API and its Subsidiaries have good and marketable title to the API Assets and, upon the consummation of the transactions contemplated by the Asset Contribution Agreement, TSR Wireless will acquire good title to all the API Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The API Assets include all assets necessary for the conduct of the API Business as presently conducted.

          Section 4.6 API REAL PROPERTY. API and its Subsidiaries do not own any Real Property. API Disclosure Letter Schedule 4.6 also contains a complete and accurate list of all Real Property Leases distinguishing between the stores, transmission sites, office premises and other Real Property Leases.

               4.6.1 ACTIONS. There are no pending or, to the knowledge of API, threatened condemnation proceedings or other Actions with respect to any Real Property Leases.

               4.6.2 REAL PROPERTY LEASES OR OTHER AGREEMENTS. Except for the Real Property Leases listed on API Disclosure Letter Schedule 4.6, there are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Real Property Leases.
Except as set forth in API Disclosure Letter Schedule 4.6, with respect to each Real Property Lease, API or its Subsidiaries have and will transfer to TSR Wireless at the Closing (as defined in the Asset Contribution Agreement) a valid leasehold interest in the leasehold estate, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on API Disclosure Letter
Schedule 4.6, all Real Property Leases are valid, binding and enforceable in all material respects in accordance with their terms and are in full force and effect. Except as set forth on API Disclosure Letter Schedule 4.6, API and its Subsidiaries enjoy peaceful and undisturbed possession of all real property subject to such Real Property Leases, and API and its Subsidiaries have in all material respects performed all the material obligations required to be performed by them through the date hereof with respect to such Real Property Leases, and each Real Property Lease is assignable (upon receipt of necessary landlord Consents) in connection with the transactions contemplated by the Asset Contribution Agreement.

               4.6.3 CERTIFICATE OF OCCUPANCY. API and its Subsidiaries have received all required material approvals of Governmental Authorities (including, without limitation, Permits and material certificates of occupancy or other similar certificates permitting lawful occupancy of the Real Property Leases) required in connection with the present use of the Real Property Leases and all improvements thereon.

               4.6.4 UTILITIES. All Real Property Leases and the improvements thereon are supplied with utilities and other services necessary for the operation of such facilities as currently operated.

               4.6.5 IMPROVEMENTS, FIXTURES AND EQUIPMENT. All Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by API or its Subsidiaries on the Real Property Leases are sufficient in all material respects for the operation of the API Business as presently conducted.

               4.6.6 NO SPECIAL ASSESSMENT. Other than to the extent such Contracts relate to the API Excluded Assets, API and its Subsidiaries have not received notice of any special assessment relating to any Real Property Leases or any portion thereof, and API has no knowledge of any pending or threatened special assessment, other than any special assessments disclosed in API Disclosure Letter Schedule 4.6.

          Section 4.7  CONTRACTS AND COMMITMENTS.

               4.7.1 CONTRACTS. Other than to the extent such Contracts relate to the API Excluded Assets, API Disclosure Letter Schedule 4.7 sets forth a complete and accurate list of all Contracts of API and its Subsidiaries of the following categories:

                    (i) Reseller Contracts (provided, that, with respect to reseller agreements with customers only reseller agreements with customers for at least 2,000 or more pagers and with respect to reseller agreements with third party vendors only material national reseller agreements along with totals by region of reseller agreements with third party vendors), distribution, franchise, lease and license (other than with respect to software that is available in consumer retail stores and subject to "shrink wrap" license agreements) Contracts;

                    (ii) Sales, commission, consulting, agency or advertising Contracts which are not cancelable on thirty (30) calendar days notice;

                    (iii) Options to buy any property, real or personal, or options to sell or sublet any Real Property Leases or personal property included in the API Assets;

                    (iv) Contracts involving expenditures or Liabilities in excess of $250,000 over the life of the Contract or otherwise material to API and its Subsidiaries;

                    (v) Contracts containing covenants limiting the freedom of API or its Subsidiaries to engage in any line of business or compete with any Person;

                    (vi)   Intentionally omitted;

                    (vii) All Contracts with LECs for provision of Interconnection to API ("API INTERCONNECTION CONTRACTS"), including: (a) all such API Interconnection Contracts regardless of whether such agreements have yet been submitted to or approved by the relevant PUCs; (b) a listing of any requests for interconnection filed by API with PUC(s) pursuant to Section 252(a) of the Communications Act and a brief description of the status of the PUC proceeding with respect to each such request; (c) a brief description of outstanding negotiations between API and LECs regarding provision of Interconnection by LECs regardless of whether such negotiations are pursuant to a request for interconnection submitted by API pursuant to Section 252(a) of the Communications Act; and (d) any related agreements between API and LECs regarding Interconnection.

                    (viii) All Personal Property Leases excluding Contracts with customers for lease of pagers; and

                    (ix)   All Contracts not listed pursuant to SECTIONS 4.7.1
(i) through 4.7.1 (viii) but which are (a) material to the API Business; or (b) not made in the ordinary course of the API Business.

Except as set forth in API Disclosure Letter Schedule 4.7, API has delivered or made available to TDS and TSR Paging true, correct and complete copies of each of the Contracts listed on API Disclosure Letter Schedule 4.7 and API Disclosure Letter Schedule 4.8, including all amendments and supplements thereto other than Personal Property Leases with individual customers on standard forms (the standard forms having been supplied).

               4.7.2 ABSENCE OF BREACHES OR DEFAULTS. Except as set forth in API Disclosure Letter Schedule 4.7, all of the Contracts are valid and in full force and effect. API or its Subsidiaries have duly performed all of their material obligations under such Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, such Contracts by API or its Subsidiaries, or, to API's knowledge, any other party has occurred and neither API nor its Subsidiaries, nor, to API's knowledge, any other party has repudiated any material provisions thereof.

               4.7.3 PRODUCT WARRANTY. API and its Subsidiaries have committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of API or its Subsidiaries, with respect to products sold, or services rendered prior to the Closing.

          Section 4.8 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. API Disclosure Letter Schedule 4.8 sets forth a complete and accurate list of the names and addresses of API and its Subsidiaries' (i) ten (10) largest direct customers and the ten (10) largest reseller customers for November 1997 for each sales region, showing the approximate recurring revenue in dollars by API and its Subsidiaries to each such customer during such month; and (ii) five (5) largest suppliers for January through November 1997 showing the approximate total purchases in dollars by API and its Subsidiaries from each such supplier during such period. As of the date hereof, neither API nor any of its Subsidiaries has received any communication from any customer or supplier named on API Disclosure Letter
Schedule 4.8 of any intention to terminate or reduce purchases from or supplies to API and its Subsidiaries.

          Section 4.9 OPERATION OF THE API BUSINESS. Except as set forth in API Disclosure Letter Schedule 4.9, (i) API has conducted the API Business only through API and its Subsidiaries and not through any other divisions or any direct or indirect Subsidiary or Affiliate of TDS and (ii) no part of the API Business is operated by TDS or API through any entity other than API and its Subsidiaries.

          Section 4.10 INVENTORY. All Inventory is of good, usable and merchantable quality and, except as set forth on API Disclosure Letter Schedule 4.10, does not include obsolete or discontinued items not otherwise saleable for ten dollars ($10) or more in the ordinary course of business. Except as set forth on API Disclosure Letter Schedule 4.10 or in amounts which are not material;

               4.10.1 all Inventory is of such quality as to meet the quality control standards of API and any applicable governmental quality control standards;

               4.10.2 all Inventory is saleable as current Inventory at the current prices thereof in the ordinary course of business;

               4.10.3 all Inventory is recorded on the books of the API Business and in the API Interim Balance Sheet at the net book value determined in accordance with GAAP;

               4.10.4 except for a write-down made in September 1996, and September 1997 no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. Except for items undergoing repair off premises, in the possession of employees or customers all Inventory is located at the Real Property Leases.

          Section 4.11 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither API or any Subsidiaries of API, nor any officer, employee or agent of API or its Subsidiaries, nor any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the API Business (or assist in connection with any actual or proposed transaction relating to the API Business) (i) which subjected or might have subjected API or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject TDS or TSR Wireless to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

          Section 4.12 NO CONFLICT OR VIOLATION. Except for (i) the filing with the SEC of the SCHEDULE 14D-9 and, if required by applicable law, the API Proxy Statement in connection with this Agreement and the transactions contemplated hereby and (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant states in which API is qualified to do business and except as set forth on API Disclosure Letter
Schedule 4.12 and as required pursuant to the API/TDS Agreements, neither the execution, delivery or performance of this Agreement by API nor the consummation by API of the transactions contemplated hereby, including the Merger, will (a) violate or conflict with any provision of the Restated Certificate of Incorporation or Bylaws of API or any of API's Subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) (any such violations, conflicts, breaches, defaults, terminations, accelerations, or creation of Encumbrances are herein referred to collectively, as "VIOLATIONS") upon any of the API Assets under, or require any Consent under any of the terms, conditions or provisions of any Contract, any Financing Obligation of API, any Authorization, any Real Property Lease, Personal Property Lease, franchise, Permit, agreement, or other instrument or obligation (i) to which API or any of its Subsidiaries is a party or (ii) by which the API Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which API or any of its Subsidiaries or the API Assets is subject, (d) impose any Encumbrance (other than a Permitted Encumbrance) on the API Assets. Except as specified in API Disclosure Letter Schedule 4.12, or in connection with necessary corporate approvals by API of the Merger and transactions contemplated hereby, no Consent is required to be obtained or made by API or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.13  REGULATORY MATTERS.

               4.13.1     FCC LICENSES.

                    (i) API Disclosure Letter Schedule 4.13.1 lists (a) each FCC License and, in each case, the name of the licensee, the call sign, the operating frequency or frequencies, the location and the expiration date of the FCC License; and

(b) each FCC License Application as of the date hereof and, in each case, the name of the applicant, the proposed frequency or frequencies, the proposed location and the FCC file number of the FCC License Application. API has made available to TDS and TSR Paging for inspection copies of each FCC License and FCC License Application.

                    (ii) Except as set forth on API Disclosure Letter Schedule 4.13.1, (A) none of the FCC Licenses or FCC License Applications is subject to any purchase, sale, option or right of first refusal agreements; (B) API has good and marketable title, to the extent allowed by law, to the FCC Licenses; and (C) subject to the regulatory jurisdiction of the FCC , API holds all FCC Licenses free and clear of all Encumbrances.

                    (iii) API Disclosure Letter Schedule 4.13.1 lists each 929 MHz one-way paging frequency for which API or any of its Subsidiaries currently has nationwide exclusivity ("API 929 MHz EXCLUSIVE FREQUENCY"). Except as set forth in API Disclosure Letter Schedule 4.13.1, for each API 929 MHz Exclusive
Frequency: (i) API and its Subsidiaries timely constructed and placed into operation in accordance with FCC Rules sufficient transmitters to comply with 929 MHz frequency exclusivity requirements imposed by the FCC (collectively, "FCC 929 MHz EXCLUSIVITY REQUIREMENTS") as specified, INTER ALIA, in FCC Rules and FCC decisions in AMENDMENT OF THE COMMISSION'S RULES TO PROVIDE CHANNEL EXCLUSIVITY TO QUALIFIED PRIVATE PAGING SYSTEMS AT 929-930 MHz, REPORT AND ORDER, PR Docket No. 93-35, 8 FCC Rcd 8318 (1993), RECON. 11 FCC Rcd 3091
(1996), and WIRELESS TELECOMMUNICATIONS BUREAU ANNOUNCES 929-930 MHz PAGING LICENSEES THAT HAVE MET CONSTRUCTION REQUIREMENTS FOR NATIONWIDE EXCLUSIVITY, PUBLIC NOTICE, DA 96-748 (released May 10, 1996); REVISION OF PART 22 AND PART 90 OF THE COMMISSION'S RULES TO FACILITATE FUTURE DEVELOPMENT OF PAGING SYSTEMS, WT Docket No. 96-18, FCC 97-59 (released February 24, 1997); (ii) API and its Subsidiaries have continued to operate sufficient transmitters to comply with the terms and conditions of such FCC Licenses and Authorizations, the Communications Act, the FCC Rules and all applicable state laws and regulations.

               4.13.2  FILINGS, ETC.

                    (i) The FCC Licenses and FCC License Applications and are the only FCC and PUC Permits and Authorizations necessary to conduct the API Business. Except as set forth on API Disclosure Letter Schedule 4.13.2, API and its Subsidiaries have duly and in a timely fashion secured or filed under applicable law all necessary Permits and Authorizations from, and have filed all required registrations, applications, reports and any other documents with, the FCC, and, if applicable, any PUC and any other Governmental Authority exercising jurisdiction or having jurisdiction over API and its Subsidiaries, in each case, with respect to the API Business. Except as set forth on API Disclosure Letter
Schedule 4.13.2, (a) the FCC Licenses (b) all other Authorizations are in full force and effect, are valid for the balances of the current license term, are not impaired by acts or failures to make required filings on the part of API or any of its Subsidiaries, and are free and clear of restrictions that may reasonably be expected to limit the full operation of the FCC Licenses or Authorizations, in each case without adverse conditions, restrictions or impairments, except for such conditions as are generally applicable to holders of such FCC Licenses and Authorizations. No renewal of any FCC License would constitute a major environmental action under the rules of the FCC.

                    (ii) Except as set forth on API Disclosure Letter Schedule 4.13.2, neither API nor its Subsidiaries is subject to any Order or any pending or, to the knowledge of API, threatened, Action (excluding rule making that has general industry applicability) which affects or would be expected to affect, in any material respect, the validity of any FCC License, or result in the revocation, termination, or adverse modification thereof, or impair the renewal thereof. Except as set forth on API Disclosure Letter Schedule 4.13.2, no event has occurred and is continuing (excluding rule making that has general industry applicability) that could reasonably be expected to (a) result in the revocation, termination, non-renewal or adverse modification of any FCC License or (b) materially and adversely affect any rights of API or its Subsidiaries thereunder.

               4.13.3 FEES. API and its Subsidiaries have paid all franchise, license, regulatory or other fees and charges which have become due and payable pursuant to any applications, filings, recordings and registrations with, and all Authorizations and Permits from, the FCC, any PUC or any other Governmental Authority, in respect of the API Business.

               4.13.4 SHARING AGREEMENTS. Except as set forth on API Disclosure Letter Schedule 4.13.4, neither API nor any of its Subsidiaries is a party to any agreement for the shared use of facilities or equipment used in connection with the API Business.

               4.13.5 OPERATIONS. The equipment operating pursuant to the FCC Licenses or PUC Authorizations of API and its Subsidiaries is operating in all material respects in accordance with the terms and conditions of such FCC License or Authorizations, the Communications Act, the FCC Rules and all applicable state laws and regulations.

               4.13.6 CONSTRUCTION. Except as set forth on API Disclosure Letter Schedule 4.13.6 all construction for facilities that API intends to place in service proposed in any FCC License is proceeding in a manner that may reasonably be expected to allow compliance with applicable FCC construction benchmarks, the completion of such construction and commencement of operations within the time specified in the relevant FCC License.

          Section 4.14  FINANCIAL STATEMENTS; RECEIVABLES; PUBLIC FILINGS.

               4.14.1 FINANCIAL STATEMENTS. The API Financial Statements are attached as API Disclosure Letter Schedule 4.14.1. The API Financial Statements
(a) were prepared in accordance with the Books and Records of API and its Subsidiaries, (b) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby subject, in the case of the API Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments and (c) fairly present (i) the consolidated assets, liabilities (including all reserves) and financial position of API and its Subsidiaries (other than AMS) and (ii) the assets, Liabilities (including all reserves) and financial position of AMS in each case as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended, consolidated as appropriate. The API Audited Financial Statements have been audited by Arthur Anderson LLP, independent certified public accountants, whose reports thereon are included with such API Audited Financial Statements.

               4.14.2 RECEIVABLES. All of the receivables of API and its Subsidiaries (including accounts receivable, loans receivable and advances) which have arisen in connection with the API Business and which are reflected in the Interim Financial Statements, and all such receivables which will have arisen since the Interim Balance Sheet Date, have arisen only from BONA FIDE transactions in the ordinary course of business. All receivables of API and its Subsidiaries on the date of this Agreement are, and on the Closing Date will be, good and collectible in the ordinary course of business of API within 120 days of their incurrence, subject to any applicable reserves set forth in the Interim Balance Sheet of API. API has no knowledge of any facts or circumstances generally which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Interim Financial Statements. API Disclosure Letter Schedule 4.14.2 accurately lists as of November 28, 1997 all receivables arising out of or relating to the API Business in excess of $1,000, the amount owing and the aging of such receivable and the name and last known address of the party from whom such receivable is owing.

               4.14.3 FILINGS. API Disclosure Letter Schedule 4.14.3 sets forth a list of all reports filed by API with the SEC under the Exchange Act during the period from January 1, 1995 to the date hereof (collectively, the "SEC REPORTS"), true and correct copies of which have been made available to TDS and TSR Paging. None of the SEC Reports, as of their respective dates (as amended through the date hereof) contained any untrue statement of material fact or omitted to state a material fact with respect to the API Business required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.15 BOOKS AND RECORDS. API and its Subsidiaries have made and kept (and given TDS and TSR Paging access to) the Books and Records of API, which, in all material respects accurately and fairly reflect the activities of API and its Subsidiaries that would be so recorded.

          Section 4.16 LITIGATION. Except as set forth on API Disclosure Letter Schedules 4.13.2 and 4.16 there is no Action or Order, pending or to the knowledge of API threatened (a) against, related to or affecting (i) API or any of its Subsidiaries or the API Assets, or (ii) any shareholders (including TDS) officers or directors of API or any of its Subsidiaries (in each case, in such capacity) and which either (A) may be reasonably expected to result in damages in excess of $100,000 in respect of any individual Order for the payment of money damages (or $200,000 in the aggregate), or (B) seeks as of the date hereof to delay, limit or enjoin the transactions contemplated by this Agreement or (b) in which API or any of its Subsidiaries is a plaintiff, including any derivative suits brought by or on behalf of API or any of its Subsidiaries. None of API or any of its Subsidiaries is in default with respect to or subject to any Order, and to the knowledge of API, there are no unsatisfied Orders against API or any of its Subsidiaries or the API Assets.

          Section 4.17 COMPLIANCE WITH LAW. API and its Subsidiaries are and have been in compliance in all material respects with all Authorizations, Regulations, and Permits in respect of the API Assets and the API Business; IT BEING UNDERSTOOD that nothing in this representation is intended to address any compliance issues that are the subject of any other representation or warranty set forth herein.

          Section 4.18 BROKERS. Except for the fees payable to PaineWebber, Inc., in connection with the transactions contemplated hereby, which shall be paid by API, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of API. A true, correct and complete copy of the engagement letter or other agreement between API and PaineWebber, Inc. has been delivered to Purchaser.

          Section 4.19. NO OTHER AGREEMENTS TO SELL THE API ASSETS. Except as contemplated by TDS in the Asset Contribution Agreement, neither API nor any of its officers, directors or affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than TSR Wireless and TSR Paging to sell, assign, transfer or effect a sale of the API Assets (other than sales of Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of API or any of its Subsidiaries (other than in connection with existing employee stock option and stock purchase plans) to effect any merger, consolidation, exclusive license, liquidation, dissolution or other reorganization of API or any of its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing business combination transactions.

          Section 4.20  PROPRIETARY RIGHTS.

               4.20.1 PROPRIETARY RIGHTS. API Disclosure Letter Schedule 4.20 lists all of API and its Subsidiaries' domestic and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, all of API's and its Subsidiaries' registered copyrights and all of API's and its Subsidiaries' patents and pending patent applications, and all agreements under which API or its Subsidiaries are licensed to use Proprietary Rights.

               4.20.2 OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. API or one of its Subsidiaries owns and/or has the right to use each of the Proprietary Rights listed on API Disclosure Letter Schedule 4.20. The Proprietary Rights listed on API Disclosure Letter Schedule 4.20 constitute all of the Proprietary Rights necessary to conduct the API Business in the manner presently conducted. None of the Proprietary Rights is involved in any pending or, to the knowledge of API, threatened litigation. No other Person (i) has the right to use any of the Proprietary Rights, except pursuant to the Contracts; or (ii) to API's knowledge, except as set forth in API Disclosure Letter Schedule 4.20, is infringing upon any Proprietary Rights. To API's knowledge, the use by API and its Subsidiaries of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by API or any of its Subsidiaries that are presently outstanding alleging that the use by API or any of its Subsidiaries of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All Proprietary Rights are assignable by API and its Subsidiaries to TSR Wireless in the manner contemplated by the Asset Contribution Agreement.

          Section 4.21  ENVIRONMENTAL MATTERS.

               4.21.1 COMPLIANCE WITH ENVIRONMENTAL LAW. Each of API and its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the API Business (including the Facilities) and the use and ownership thereof, and to the operation of the API Business. No violation by API or any of its Subsidiaries is being alleged of any applicable Environmental Law relating to any of the properties and assets of the API Business including the Facilities or the use, occupation or ownership thereof, or to the operation of the API Business.

               4.21.2 OTHER ENVIRONMENTAL MATTERS. Neither API nor to the knowledge of API any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and neither API nor any of its Subsidiaries is subject to, any material Liability relating (i) environmental conditions on, under, or about the Facilities, including without limitation, the air, soil and groundwater conditions at such Facilities or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials. API has disclosed and made available to TDS and TSR Paging all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to API relating to (x) the environmental conditions on, under or about the Facilities, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by API or any other Person on, under, about or from any of the Facilities, or otherwise in connection with the use or operation of the API Business.

          Section 4.22  TAX MATTERS.

               4.22.1 API has (or by the Closing will have) duly and timely filed all Tax returns relating to the API Business with respect to Taxes through the Closing Date for which TDS or TSR Wireless could have post-closing liability ("API PCD TAXES") required to be filed on or before the Closing Date ("API PCD TAX RETURNS"). Except for API PCD Taxes set forth on API Disclosure Letter
Schedule 4.22, which are being contested in good faith and by appropriate proceedings, the following API PCD Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all API PCD Taxes shown to be due on the API PCD Tax Returns, (ii) all deficiencies and assessments of API PCD Taxes of which API has or by the Closing Date will have received written notice. All Taxes required to be withheld by or on behalf of API in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to API ("API WITHHOLDING TAXES") have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

               4.22.2 Except as set forth on API Disclosure Letter Schedule 4.22, (i) all API PCD Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax returns were required to be filed has expired, and (ii) no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any API PCD Taxes or API Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the Internal Revenue Service ("IRS") or any other Governmental Authority.

               4.22.3 Except as set forth on API Disclosure Letter Schedule 4.22, (i) there are no API PCD Taxes or API Withholding Taxes for which a deficiency has been asserted in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to API PCD Taxes or API Withholding Taxes. Except as set forth on API Disclosure Letter Schedule 4.22, no API PCD Taxes and no API Withholding Taxes are currently under audit by any Governmental Authority of which API has, or will have by the Closing, received written notice.

               4.22.4 Except as set forth on API Disclosure Letter Schedule 4.22, there is no assessment or Action or administrative appeal pending, or threatened of which API has received assessment or written notice against or relating to API in connection with API PCD Taxes.

          Section 4.23  INFORMATION IN DISCLOSURE DOCUMENTS.

          (a) Neither the Schedule 14D-9 nor the information statement to be filed by API in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "INFORMATION STATEMENT") nor any of the information supplied by API specifically for inclusion in the Offer Documents or the Schedule 13E-3 will, at the respective times the Schedule 14D-9, the Information Statement, the Offer Documents or the Schedule 13E-3 are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

          (b) The proxy or information statement relating to any meeting of API's shareholders that may be required to be held in connection with the Merger (as it may be amended from time to time, the "API PROXY STATEMENT") will not, at the date mailed to API's shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The API Proxy Statement will, when filed with the SEC by API, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 4.24  BENEFIT PLANS; LABOR MATTERS.  (a) API Disclosure Letter
Schedule 4.24 contains a complete and accurate list of all Benefit Plans sponsored, maintained, participated in or contributed to by API or any of its Subsidiaries ("API BENEFIT PLANS"). Neither API nor any of its Subsidiaries is now sponsoring, maintaining, participating in or contributing to or has ever sponsored, maintained, participated in or been obligated to contribute to any Benefit Plan subject to either Title IV of ERISA or the minimum funding standards of Section 302 of ERISA, including without limitation any defined benefit plan (as such term is defined in Section 3(35) of ERISA) or multiemployer plan (as such term is defined in Section 3(37) of ERISA).

          (b) API Disclosure Letter Schedule 4.24 contains a complete and accurate list of all API Benefit Plans which are sponsored or maintained by API or one of its Subsidiaries and not by TDS ("API SPONSORED BENEFIT PLANS"). With respect to each API Sponsored Benefit Plan, API has delivered to Purchaser a true and correct copy, if applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description or related materials given to employees of API and the Subsidiaries to describe such Plan,
(iii) the most recent annual report (Form 5500 series) and accompanying schedules, (iv) the most recent financial statement, (v) the most recent actuarial report, (vi) the most recent determination letter issued by the IRS and application submitted with respect to such letter, and (vii) all correspondence with the IRS and Department of Labor concerning any controversy.

          (c) With respect to all employees of API and its Subsidiaries, to the best knowledge of API, each API Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with all the requirements prescribed by any and all statutes, orders and governmental rules and regulations applicable to such API Benefit Plan, including, but not limited to, ERISA and the Code.

          (d) Each API Sponsored Benefit Plan intended to qualify under Section 401(a) and 401(k) of the Code has heretofore been determined by the Internal Revenue Service to so qualify or a timely application for such determination has been made, and the trusts created thereunder have heretofore been determined to be exempt from tax under the provisions of Section 501(a) of the Code or an application for such determination has been made, and to the knowledge of API no circumstance has occurred or exists which may reasonably be expected to cause the loss of such qualifications or exemption.

          (e) With respect to all employees of API and its Subsidiaries, there is no pending or, to the best knowledge of API, threatened claim in respect of any of the API Benefit Plans other than claims for benefits in the ordinary course of business.

          (f) API and its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.

          (g) Neither API nor any of its Subsidiaries has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code which could result in a material liability.

          (h) Except as described in API Disclosure Letter Schedule 4.24, neither API nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(i) of ERISA which provides benefits to employees or their beneficiaries after termination of employment other than as required by Part 6 of Title I of ERISA.

          (i) Except as described in API Disclosure Letter Schedule 4.24 or in API SEC Documents filed prior to the date of this Agreement, API is not a party to or bound by any oral or written:

          (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by API without premium or penalty on notice of 30 days or less under which the only monetary obligation of API is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete;

          (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent, or attorney-in-fact of API; or

          (iii) stock option, stock purchase, bonus or other incentive plan or agreement.

          (j) Except as set forth in API Disclosure Letter Schedule 4.24, API has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to its operations and none of them is liable in any material respect for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. API believes that its and its Subsidiaries' relations with their employees are satisfactory. API is not a party to, and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining or other labor matters involving its employees. API is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer. API Disclosure Letter
Schedule 4.24 sets forth a description of any union organizing or election activities involving any non-union employees of API which have occurred since December 31, 1995 or, to the knowledge of API, are threatened as of the date hereof.

          Section 4.25 OPINION OF FINANCIAL ADVISOR. API has received the opinion of PaineWebber, Inc., its financial advisor, to the effect that, as of February 10, 1998, the consideration to be received in the Offer and the Merger, taken as a whole, by API's shareholders is fair to API's shareholders (other than TDS) from a financial point of view, a copy of which opinion has been delivered to TDS.

          Section 4.26 CERTAIN AGREEMENTS. Except as set forth in API Disclosure Letter Schedule 4.26, neither API nor any of its Subsidiaries is a party to any oral or written agreement or plan, including without limitation any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, under which any compensation or benefits will be increased, or the vesting of compensation or benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any compensation or benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

                                      ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF TDS AND PURCHASER

          TDS and Purchaser represent and warrant to API as follows:

          Section 5.1 ORGANIZATION; OWNERSHIP. (a) Each of TDS and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted.

          (b) As of the date hereof and immediately prior to the consummation of the Offer, (i) TDS beneficially owns and will own 12,500,000 Series A Common Shares and 4,000,000 Common Shares and (ii) TDS owns and will own all of the outstanding shares of Purchaser.

          Section 5.2 AUTHORITY. Each of TDS and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of TDS (as a party hereto and as the sole shareholder of Purchaser) and Purchaser and the consummation of the Merger and of the other transactions contemplated hereby have been duly approved by the Board of Directors of each of TDS and Purchaser and by TDS in its capacity as the sole shareholder of TDS. No other corporate proceedings on the part of TDS or Purchaser are necessary to authorize the entering into and the performance of this Agreement and the transactions contemplated hereby, other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by each of TDS and Purchaser and constitutes a valid and binding obligation of each of TDS and Purchaser.

          Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to TDS or any of its Subsidiaries in connection with the execution and delivery of this Agreement by TDS and Purchaser or the consummation by TDS and Purchaser of the Merger or the other transactions contemplated hereby, except for (i) the filing with the SEC by TDS and Purchaser of the Offer Documents and of such reports as may be required by Sections 13 and 16(a) of the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of states in which API is qualified to do business and
(iii) such filings, approvals, orders, notices, registrations, declarations and consents as may be required under any applicable state takeover or similar laws, and any applicable state environmental laws or laws with respect to the ownership by a foreign entity of real property. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Violation of any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation or by-laws or comparable organizational documents of TDS or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument, permit concession, franchise or obligation to which TDS or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) any judgment, order, writ, injunction, decree, law, statute, rule or regulation applicable to TDS or any of its Subsidiaries or their respective properties or assets except, in the case of clause (ii), for Violations that would not prevent or impair the consummation of the Offer or the Merger in any respect and would not, individually or in the aggregate, have a material adverse effect on TDS and its Subsidiaries or on the ability of TDS and Purchaser to perform their obligations under this Agreement.

          Section 5.4  INFORMATION IN DISCLOSURE DOCUMENTS.

          (a) None of the Offer Documents or the information supplied by TDS or Purchaser specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied by TDS or Purchaser specifically for inclusion or incorporation by reference in API Proxy Statement will, at the date mailed to API's shareholders and at the time of the meeting of shareholders, if required by applicable law to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 5.5 BROKERS. Except for the fees payable to Credit Suisse First Boston and BancBoston Securities, Inc. in connection with the transactions contemplated hereby, which shall be paid by TDS, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TDS and Purchaser.


                                      ARTICLE VI
                                      COVENANTS

          Section 6.1 CONDUCT OF API BUSINESS. From the date hereof through the Closing API, except as contemplated by this Agreement, or as consented to by TDS in writing, shall operate its business in the ordinary course and substantially in accordance with past practice (except with respect to certain FCC Licenses and FCC

License Applications and certain reductions in planned License build-outs as described in API Disclosure Letter Schedule 4.12.6) and will use its best efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, API and each of its Subsidiaries shall not, except as specifically contemplated by this Agreement:

               6.1.1 change or amend the Certificate of Incorporation or Bylaws of API or any of API's Subsidiaries, except as otherwise required by law;

               6.1.2 issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of any of its capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issuance of Common Shares upon the exercise of stock options outstanding on the date of this Agreement under API Option Plans in accordance with their present terms;

               6.1.3 declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on or in respect of any class or series of its capital stock or otherwise make any payments to its shareholders in their capacity as such;

               6.1.4 (i) adjust, split, combine, subdivide or reclassify any of its capital stock or (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of API or of any of its Subsidiaries or any other securities thereof or any rights, options or warrants to acquire such shares or other securities;

               6.1.5 enter into, extend, modify, terminate or renew any Contract disclosed, or which would have been required to be disclosed on API Disclosure Letter Schedule 4.7 if entered into, extended or modified prior to the date of this Agreement, or any Real Property Lease;

               6.1.6 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any FCC License, FCC License Application except those previously identified in API Disclosure Letter Schedule 6.1.6 or any other API Assets, or any interests therein other than sales and leases of Inventory in the ordinary course of business;

               6.1.7 acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any Person;

               6.1.8 fail to expend funds for budgeted capital expenditures or commitments as set forth in the budget of API attached as Exhibit I to the Asset Contribution Agreement including, without limitation, maintaining levels of spare parts sufficient to maintain and upgrade the network infrastructure as reasonably necessary and maintain the present level of Pagers in Service;

               6.1.9 fail to maintain the API Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with API's past practice inoperable, worn-out or obsolete or destroyed API Assets or fail to maintain the Inventory levels of API and its Subsidiaries at the levels on the Interim Balance Sheet Date (subject to reductions in Inventory not exceeding ten (10) percent of such Inventory on the Interim Balance Sheet Date in accordance with prudent business practice);

               6.1.10 make any loans or advances to any Person, except for normal advances in respect of expenses incurred by employees in the ordinary course of business.

               6.1.11 take or omit to take any action which will result in the further default under (not otherwise waived) or any acceleration of any API Intercompany Liabilities or any other Financing Obligations;

               6.1.12 fail to take all commercially reasonable actions reasonably necessary to retain employees of API and its Subsidiaries in the employment of API or the applicable Subsidiary through the Closing;

               6.1.13 do any other act which would cause any representation or warranty of API in this Agreement to be or become untrue in any material respect;

               6.1.14 except as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

               6.1.15 except as may be required by applicable law, amend in any material respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, enter into or amend any employment or consulting agreement, adopt or enter into any new employee benefit programs or arrangements or any severance or similar agreements or arrangements; or

               6.1.16 enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

          Section 6.2  REASONABLE BEST EFFORTS.   Upon the terms and subject to
the conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including
(i) the obtaining of all
necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to any of API, TDS or Purchaser or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by API, TDS or Purchaser, as the case may be, and which should be set forth in an amendment or supplement to the Offer Documents, the discovering party will promptly inform the other party of such event or circumstance.

          Section 6.3  ACCESS TO INFORMATION.

               6.3.1 From the date hereof through the Closing, API shall, and shall cause its officers, directors and employees to, afford TDS and TSR Paging and their respective Representatives, during normal business hours and upon reasonable notice to API and in a manner which will not interfere with the operation of the API Business, complete access at all reasonable times to the API Assets and the API Business for the purpose of inspecting the same, and to the officers and employees of API, and shall furnish TDS and TSR Paging and its authorized representatives all financial, operating and other data and information as TDS or TSR Paging, as the case may be, may reasonably request, except to the extent that such access would violate any governmental regulation, law or order to which API, its employees or the API Assets are subject; PROVIDED that API shall have the right to have Representatives present at all such times; and PROVIDED FURTHER that such access shall be at the expense of TDS or TSR Paging, as the case may be.

               6.3.2 TSR Paging shall have the right, at its sole cost and expense to (i) after consultation with and with the consent of API (not to be unreasonably withheld or delayed) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Real Property Leases, and such other procedures as may be recommended by an independent environmental consultant selected by TSR Paging (the "CONSULTANT") based on its reasonable professional judgment, in a manner consistent with good engineering practice, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (iii) inspect all buildings and equipment at the Facilities, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials; PROVIDED, in each case, such tests and inspections shall be conducted only (a) during regular business hours; and (b) in a manner which will not interfere with the operation of the API Business and/or the use of, access to or egress from the Facilities.

               6.3.3 TSR Paging's right to conduct tests, inspect records and other documents, and visually inspect all buildings and equipment at the Facilities shall also be subject to the following terms and conditions:

               (i) All testing performed on TSR Paging's behalf shall be conducted by the Consultant;

               (ii) A Representative of TDS shall have the right to accompany the Consultant as it performs testing;

               (iii) Except as otherwise required by law, any information concerning the Real Property Leases gathered by TSR Paging or the Consultant as the result of, or in connection with, the testing shall be kept confidential in accordance with subsection (iv) below and shall not be revealed to, or discussed with, anyone other than Representatives of TSR Paging or Representatives of TDS who agree to comply with the provisions of subsection (iv) below; and

               (iv) In the event that any party to this Agreement or any party set forth in subsection 6.3.3(iii) is requested or required to disclose information described in subsection 6.3.2, TSR Paging shall provide API and TDS or TDS or API shall provide TSR Paging, as the case may be, with prompt notice of such request so that TDS, API or TSR Paging, as the case may be, may seek an appropriate protective order or waiver by the other party's compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subsection 6.3.3(iv) shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

          Section 6.4 SHAREHOLDER APPROVAL. (a) If approval of this Agreement and the Merger by the shareholders of API is required by law, API will, at TDS's request, duly call a special meeting of its shareholders for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters and use its reasonable best efforts duly to give notice of, convene and hold such meeting as soon as practicable following consummation of the Offer. API will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and approval of the Merger, except to the extent that the Board of Directors of API shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by SECTION 6.6(b). At the shareholders' meeting, TDS and Purchaser shall cause all Series A Common Shares and Common Shares then owned by them and their subsidiaries to be voted in favor of the approval of this Agreement and the Merger. Notwithstanding the foregoing, if Purchaser or any other Subsidiary of TDS shall acquire at least 90% of the outstanding Common Shares, the parties shall, subject to Article VII, at the request of TDS, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of shareholders in accordance with Section 253 of the DGCL.

          (b) If approval of this Agreement and the Merger by the shareholders of API is required by law, API will, at TDS's request, as soon as practicable following the consummation of the Offer, prepare and file a preliminary API Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the API Proxy Statement to be mailed to API's shareholders. API will notify TDS promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the API Proxy Statement or for additional information and will supply TDS with copies of all correspondence between API or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the API Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by API's shareholders there shall occur any event that should be set forth in an amendment or supplement to the API Proxy Statement, API will promptly notify TDS thereof and prepare and mail to its shareholders such an amendment or supplement. API will not mail any API Proxy Statement, or any amendment or supplement thereto, to which TDS reasonably objects.

          Section 6.5 API OPTION PLANS. (a) Subject to the next sentence, API shall use its reasonable best efforts to cause each holder of an outstanding option with an exercise price less than the Merger Consideration (collectively, the "EMPLOYEE OPTIONS") to purchase Common Shares granted under API Option Plans to agree in writing prior to the Effective Time that (i) such holder shall be entitled to receive from API on the Closing Date, in lieu of such Employee Option, an amount in cash in respect of each Common Share subject to such Employee Option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Employee Option (it being understood that if there is no such excess with respect to any such Employee Option, such holder will not be entitled to receive any cash, securities or other consideration with respect thereto) and (ii) such Employee Option shall be canceled immediately prior to the Effective Time. Notwithstanding the foregoing, API shall use its reasonable best efforts to cause each person, if any, subject to Section 16(b) of the Exchange Act to whom an Employee Option was granted six months or less before the Effective Time, whether or not then exercisable, to agree in writing prior to the Effective Time (but effective as of and upon the Effective Time) that (i) each such Employee Option shall be canceled as of the date of such agreement; (ii) no Common Shares shall be issued in respect thereof; and (iii) such person shall be entitled to receive from API on the date (the "OPTION PAYMENT DATE") that is six months and one day following the date of grant of such option (but in no event earlier than the Closing
Date), in lieu of such Employee Option, a payment equal to the aggregate amount of cash, if any, determined under the preceding sentence; PROVIDED that such person shall not be entitled to receive any such amount if prior to the Option Payment Date such person (x) terminates his employment by the Surviving Corporation or any of its Subsidiaries, otherwise than as a result of death or disability or (y) is terminated by the Surviving Corporation or any of its Subsidiaries for cause. All amounts payable pursuant to this SECTION 6.5(a) shall be subject to any applicable withholding taxes and shall be paid without interest.

          (b) API shall use its reasonable best efforts to ensure that from and after the Effective Time neither the Surviving Corporation nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than TDS, Purchaser or their wholly owned Subsidiaries, to beneficially own, or receive any payments (other than as otherwise contemplated by SECTION 3.1 and this SECTION 6.5) in respect of, any capital stock of API or the Surviving Corporation.

          (c) API shall take all actions necessary to terminate API Option Plans effective as of the Effective Time.

          Section 6.6 NO SOLICITATION. (a) From the date hereof through the Effective Time or the earlier termination of this Agreement, API shall not, and shall use its best efforts to cause its Representatives not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquires or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than TDS or TSR Paging and their respective Representatives, concerning any sale of all or any substantial portion of the API Assets or the API Business, or of any shares of capital stock of API or its Subsidiaries, or any merger, consolidation, liquidation, dissolution or exclusive licensing arrangement or similar transaction involving API or its Subsidiaries (each such transaction being referred to herein as a "PROPOSED API ACQUISITION TRANSACTION"); PROVIDED, HOWEVER, that prior to the acceptance for payment of Common Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of API, as determined in good faith by the Board of Directors based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to TDS), API may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement approved by API's Board of Directors to, any person.

          (b) Neither the Board of Directors of API nor any committee thereof (including the API Special Committee) shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TDS or Purchaser, the approval or recommendation by the Board of Directors of API or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Proposed API Acquisition Transaction. Notwithstanding the foregoing, the Board of Directors of API or any committee thereof, to the extent required by the fiduciary obligations thereof, as determined in good faith by the Board of Directors of API or such committee, as the case may be, based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to TDS), may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a superior proposal and API may take such actions as are contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act. For purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire API pursuant to a tender or exchange offer, a merger, a statutory share exchange, a sale of all or substantially all its assets or otherwise on terms which the API Special Committee determines in its good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to API and its shareholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or which, in the reasonable good faith judgment of the API Special Committee (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

          (c) API shall promptly notify TDS if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed API Acquisition Transaction and notify TDS of the terms of any proposal which it may receive in respect of any such Proposed API Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, except to the extent that any such notification would violate any now existing agreement of API.

          Section 6.7  FEES AND EXPENSES.   All fees and expenses incurred in
connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          Section 6.8 NOTIFICATION OF CERTAIN MATTERS. API shall give prompt notice to TDS and Purchaser, and TDS (or Purchaser, as the case may be) shall give prompt notice to API, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or incorrect or any representation or warranty that is not so qualified to be untrue or incorrect in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, (b) any failure of API, TDS or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect and (c) any change or event which has or is reasonably likely to have a material adverse effect on API or TDS and its Subsidiaries, as the case may be; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.9 PUBLIC ANNOUNCEMENTS. API, TDS and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public statements prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange.

          Section 6.10 STATE TAKEOVER LAWS. If any "fair price", "control share acquisition" or "business combination" statute or other takeover or tender offer statute or regulation shall become applicable to the transactions contemplated by this Agreement, TDS, Purchaser and API and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

          Section 6.11 INDEMNIFICATION OF OFFICERS AND DIRECTORS. For six years from and after the Effective Time, TDS agrees, to the extent permitted by law, to cause the Surviving Corporation to indemnify and hold harmless all current officers and directors of API and of its Subsidiaries to the same extent such persons are currently indemnified by API pursuant to API's Restated Certificate of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time. TDS will cause to be maintained for a period of not less than six years from the Effective Time the current directors' and officers' insurance and indemnification policy of TDS to the extent that it provides coverage for events occurring prior to the Effective Time (the "TDS D&O Insurance") for all directors and officers of API on the date hereof. The provisions of this SECTION 6.11 are for the benefit of and may be enforced after the Effective Time by such officers and directors.

          Section 6.12 SHAREHOLDER LITIGATION. Each of TDS and API shall use their reasonable best efforts to settle, and API shall give TDS the opportunity to direct the defense of, any shareholder litigation against API and its directors relating to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no such settlement shall be agreed to without TDS's consent, which shall not be unreasonably withheld; and PROVIDED FURTHER that no settlement requiring a payment by a director shall be agreed to without such director's consent.

                                     ARTICLE VII
                                      CONDITIONS

          Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Purchaser shall have accepted for purchase and paid for all Common Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of TDS or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to accept for payment the Common Shares tendered pursuant to the Offer.

          (b) If required by applicable law, this Agreement (insofar as it relates to the Merger) and the Merger shall have been approved and adopted by the requisite affirmative vote or consent of the holders of Common Shares in accordance with applicable law and API's Restated Certificate of Incorporation.

          (c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated herein substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

          Section 7.2 CONDITIONS TO TDS'S OBLIGATION TO EFFECT THE MERGER. TDS's obligation to effect the Merger is subject to the Asset Contribution Agreement being in full force and effect and not terminated in accordance with the terms thereof and all of the conditions set forth in Articles XI and XII thereof shall have been satisfied or waived.


                                     ARTICLE VIII
                                     TERMINATION

          Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the shareholders of API:

          (a) by mutual written consent duly authorized by the Board of Directors of TDS and API, if such termination is also approved by the API Special Committee;

          (b) by either TDS or API if:

          (i) the Effective Time shall not have occurred on or before September 30, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or

          (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By TDS if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in ANNEX II hereto, Purchaser shall have:

          (i) failed to commence the Offer within 60 days following the date of this Agreement,

          (ii) terminated the Offer without having accepted any Common Shares for payment thereunder, or

          (iii) failed to pay for Common Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Common Shares shall have been caused by or resulted from the failure of TDS or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by TDS or Purchaser of any material representation or warranty of either of them contained in this Agreement; or

          (d) By API, upon approval of the Board of Directors and the API Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in ANNEX II hereto, Purchaser shall have:

          (i) failed to commence the Offer within 60 days following the date of this Agreement,

          (ii) terminated the Offer without having accepted any Common Shares for payment thereunder, or

          (iii) failed to pay for Common Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of API to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by API of any material representation or warranty of it contained in this Agreement; or

          (e) By API, upon approval of the Board of Directors of API and the API Special Committee, if any representation or warranty of TDS and Purchaser in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement; or TDS or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of TDS or Purchaser to be performed or complied with by it under this Agreement.

          (f) By TDS, upon approval of the Board of Directors of TDS, if any representation or warranty of API in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement; or API shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of API to be performed or complied with by it under this Agreement.

          (g) By TDS if the Board of Directors of API or any committee thereof (including the Special Committee) (A) shall withdraw, modify or change in any adverse manner (including by amendment of the Schedule 14D-9) to TDS or Purchaser its approval of this Agreement, the Offer or the Merger, (B) shall approve or recommend any Proposed API Acquisition Transaction in each case, other than by TDS or an Affiliate of TDS or (C) shall resolve to take any of the actions specified in clauses (A) or (B) above.

The party desiring to terminate this Agreement pursuant to this SECTION 8.1 (other than pursuant to SECTION 8.1(a)) shall give notice of termination to the other party in accordance with SECTION 9.4.

          Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either API or TDS as provided in SECTION 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of TDS, Purchaser or API, and each shall be responsible for its own expenses except (a) the agreements contained in this SECTION 8.2 and
SECTION 6.7 and ARTICLE IX shall survive termination hereof and (b) nothing herein will relieve any party from liability for any willful breach hereof.


                                      ARTICLE IX
                                    MISCELLANEOUS

          Section 9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. SECTION 6.11 and this ARTICLE IX and, without limitation by the specific enumeration of the foregoing, each and every other agreement contained in this

Agreement or any instrument or other document delivered pursuant to this Agreement and which contemplates performance after the Effective Time shall survive the Merger. None of the representations, warranties and agreements (other than those agreements referred to in the previous sentence of this SECTION 9.1 in the event of the Merger and those agreements referred to in
SECTION 8.2 in the event of the termination of this Agreement in accordance with
SECTION 8.1) in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the earlier of the Effective Time or the termination of this Agreement pursuant to SECTION 8.1, as the case may be.

          Section 9.2 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of API, but, after any such approval, no amendment will be made which by law requires further approval by such shareholders without such further approval; PROVIDED, HOWEVER, that such amendment shall be approved by the API Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party and, in the case of any waiver or extension by which API is to be bound, only if approved by the Special Committee.

          Section 9.4 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          (a)  if to TDS or Purchaser, addressed to:

                    30 North LaSalle Street
                    Suite 4000
                    Chicago, Illinois  60602
                    Telecopy No.:  (312) 630-9299
                    Attention:  Chief Financial Officer
               with a copy to:

                    Sidley & Austin
                    875 Third Avenue
                    New York, New York 10022
                    Attention:  James G. Archer
                    Telecopy No.:  (212) 906-2021

          (c)  if to API, addressed to:

                    1300 Godward Street Northeast
                    Suite 3100
                    Minneapolis, Minnesota  55413-1767
                    Attention:  President
                    Telecopy No.: (612) 623-4413

               with a copy to:

                    Ms. Jean B. Keffeler
                    Independent Management Consultant
                    3424 Zenith Avenue, South
                    Minneapolis, Minnesota  55416

               and a copy to:

                    Mr. Edwin L. Russell
                    Chairman
                    Minnesota Power and Light Company
                    30 West Superior Street
                    Duluth, Minnesota  55802

               and a copy to:

                    Mr. Richard L. Williams III
                    Vedder, Price, Kaufman & Kammholz
                    222 N. LaSalle Street
                    Suite 2600
                    Chicago, Illinois  60601
                    Telecopy No.:  (312) 609-5005

or to such other address as any party may have specified to the others using the procedures specified in this SECTION 9.4.

          Section 9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          Section 9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than SECTION 6.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 9.8 GOVERNING LAW. Except to the extent that Delaware Law is mandatorily applicable to the transactions contemplated by this Agreement, this Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made, executed, delivered and performed wholly within the State of New York, without regard to any applicable conflicts of law.

          Section 9.9 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that TDS and Purchaser may assign all or any of their rights and obligations hereunder to any Affiliate of TDS provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 9.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect.

          IN WITNESS WHEREOF, TDS, Purchaser and API have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              TELEPHONE AND DATA SYSTEMS, INC.


                              By: /s/ LeRoy T. Carlson, Jr.
                                 ------------------------------------
                                 Name:  LeRoy T. Carlson, Jr.
                                 Title: President


                              API MERGER CORP.


                              By: /s/ Scott H. Williamson
                                 ------------------------------------
                                 Name:  Scott H. Williamson
                                 Title: Vice President


                              AMERICAN PAGING, INC.


                              By: /s/ Terrence T. Sullivan
                                 ------------------------------------
                                 Name:  Terrence T. Sullivan
                                 Title: President

                                                                        ANNEX I


                                     DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "ACTION" shall mean any action, claim, suit, litigation, administrative appeal, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

          "AFFILIATE" of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "AMS" shall mean American Messaging Services, LLC, a Minnesota limited liability company.

          "API ASSETS" shall mean all the right, title and interest of API and its Subsidiaries in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, except for the API Excluded Assets.

          "API BUSINESS" shall mean the business and operations of API and its Subsidiaries relating generally to the provision of paging and wireless messaging services, the sale and support of pagers and other telecommunications-related products and services and the provision of technical and repair services in connection therewith.

          "API DISCLOSURE LETTER" shall mean the letter delivered by API dated as of the date hereof which set forth certain exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement.

          "API EXCLUDED ASSETS" shall mean (i) all stock and other ownership interests of API and its Subsidiaries (other than AMS) in Subsidiaries of API (other than AMS), (ii) the API assets listed on Schedule 1.1 to the Asset Contribution Agreement, (iii) any Liabilities of TDS (or its Subsidiaries, other than API and its Subsidiaries) to API and its Subsidiaries; (iv) all insurance policies of API and its Subsidiaries, (v) all refunds of any Tax that API, or any member of an affiliated, consolidated, combined or unitary group of which API is also a member, paid pursuant to Section 6.22, Section

14.4.2 or Section 14.5.2 of the Asset Contribution Agreement and (vi) any deferred Tax Liability as described in note 2 to the 1996 API Financial Statements.

          "API FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheet of API and its Subsidiaries (other than AMS) as of December 31, 1997, the related consolidated statements of income and cash flow of API and its Subsidiaries (other than AMS) for the year ended December 31, 1997, the audited balance sheet of AMS as of December 31, 1996 and the related statement of income and cash flow of AMS for the year ended December 31, 1996 (and, following delivery thereof to TDS, for the year ended December 31, 1997) (collectively, the "API AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited consolidated balance sheet of API and its Subsidiaries (other than AMS) dated September 30, 1997, and the related unaudited consolidated statements of income of API and its Subsidiaries (other than AMS) for the nine (9) months ended September 30, 1997, the cash flow statement of API and its Subsidiaries (other than AMS) for the nine (9) months ended September 30, 1997, the unaudited balance sheet of AMS dated September 30, 1997, and the related unaudited statement of income of AMS for the nine (9) months ended September 30, 1997 and the cash flow statement of AMS for the nine (9) months ended September 30, 1997 (the "API UNAUDITED FINANCIAL STATEMENTS").

          "API INTERCOMPANY LIABILITIES" shall mean all Liabilities of API (or its Subsidiaries) to TDS or its other Subsidiaries including, without limitation, Liabilities under the API Note.

          "API NOTE" shall mean that certain revolving credit agreement between TDS and API, effective as of January 1, 1994 and that certain loan note made by API in favor of TDS pursuant thereto.

          "API/TDS AGREEMENTS" shall mean the agreements between API and TDS listed in Item 4 of Schedule 1.1 of the Asset Contribution Agreement.

          "AUTHORIZATION" of a Person shall mean any consent, approval, waiver or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of, or filing, registration, qualification, declaration or designation with or by, any Governmental Authority.

          "BENEFIT PLAN" shall mean any retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement associated with a change in ownership or control of API, but excluding employment agreements terminable by API without premium or penalty on notice of 30 days or less under which the only monetary obligation of API is to make current wage or salary payments and provide current fringe benefits), with respect to which API is or will be required to make any payment.

          "BOOKS AND RECORDS" of API shall mean (a) all records and lists of API and its Subsidiaries pertaining to the API Assets, as applicable, (b) all records and lists of API and its Subsidiaries pertaining to the API Business, customers, suppliers or personnel of API and its Subsidiaries, (c) all product, business and marketing plans of API and its Subsidiaries and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by API and its Subsidiaries, but excluding the originals of API's minute books, stock books and tax returns, and books and records pertaining to API Excluded Assets.

          "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended.

          "CONSENT" shall mean any consent, approval or waiver of a Person, not including the Authorization of any Governmental Authority.

          "CONTRACTS" shall mean all contracts, leases, licenses (other than Permits), commitments, understandings and agreements to which API or any of its Subsidiaries is a party or is bound, whether oral or written, including, without limitation, all reseller agreements, the Real Property Leases and the Personal Property Leases.

          "DEFAULT" shall mean (i) a breach of or default under any Contract, FCC License, Real Property Lease or Personal Property Lease or other agreement to which a Person is party or subject, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any of the foregoing, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any of the foregoing.

          "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "ENVIRONMENTAL LAWS" shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of API shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, API as defined in Section 414(b), (c), (m) or (o) of the Code.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "FACILITIES" shall mean all real property or facilities owned, leased or used anytime by API and/or its Subsidiaries (or a predecessor or Affiliate of API and/or its Subsidiaries).

          "FCC" shall mean the Federal Communications Commission or any successor body thereto.

          "FCC LICENSE" shall mean any license, construction permit, consent, certificate of compliance, approval or Authorization of API issued by the FCC authorizing operations in, INTER ALIA, Public Mobile Services pursuant to Part 22 of the FCC Rules, Personal Communications Services pursuant to Part 24 of the FCC Rules, Domestic Fixed Satellite Service pursuant to Part 25 of the FCC Rules, Private Land Mobile Radio Services pursuant to Part 90 of the FCC Rules (including one-way paging operations on exclusive and non-exclusive channels in the 929-930 MHz frequency band), and Fixed Microwave Radio Services pursuant to
Part 101 of the FCC Rules, or other license, permit, consent, certificate of compliance, franchise approval or Authorization of the FCC or construction permit in respect of any of the foregoing.

          "FCC LICENSE APPLICATION" shall mean an application by API for an FCC License.

          "FCC RULES" shall mean the Rules and Regulations of the FCC promulgated under the Communications Act, as amended.

          "FINANCING OBLIGATIONS" shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments (other than surety or similar bonds), (iii) obligations under capitalized leases, (iv) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), and
(v) obligations to guarantee any of the foregoing types of obligations on behalf of others.

          "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned or used by API and its Subsidiaries.

          "FULLY DILUTED SHARES" shall mean all outstanding securities entitled generally to vote in the election of directors of API on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. .

          "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied in accordance with past practice, as in effect on the date hereof.

          "GOVERNMENTAL AUTHORITY" shall mean any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, federal, state or local.

          "HAZARDOUS SUBSTANCE" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERIM BALANCE SHEET" shall mean the unaudited consolidated balance sheet of API as of the Interim Balance Sheet Date, as included in the API Unaudited Financial Statements.

          "INTERIM BALANCE SHEET DATE" shall mean September 30, 1997.

          "INVENTORY" shall mean all of API's and its Subsidiaries' inventory held for resale, lease or repair including all pagers, phones, phone accessories, two-way radios and their related accessories, crystals, phone cards, spare parts, wrapping, supply and packaging items and similar items, in each case wherever the same may be located or in transit.

          "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the real property covered by the Real Property Leases.

          "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, responsibility, commitment, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, known or unknown, secured or unsecured, accrued or unaccrued, joint, several, joint and several, due or to become due, vested or unvested, executory, determined, determinable, absolute, contingent, matured, unmatured or other and whether or not required by GAAP to be set forth in a financial statement of a Person.

          "MATERIAL ADVERSE CHANGE" shall mean any significant and substantial adverse change in the financial condition, business or operations of the API Business or on the ability of API to consummate the transactions contemplated hereby.

          "MATERIAL ADVERSE EFFECT" shall mean any significant and substantial adverse effect on the financial condition, business or operations of the API Business to be acquired hereunder or on the ability of API to consummate the transactions contemplated hereby.

          "ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable law.

          "PAGERS IN SERVICE" shall mean activated pagers in service of API and its Subsidiaries (whether direct or indirect through resellers, dealers or other agents) billable for the subsequent month, excluding any pagers that are not on billing or are billed at $0.00 (including, without limitation, pagers with employees and demo or spare pagers with customers) or in respect of which the customer's account is more than 90 days delinquent and for which no payment has been received for 60 days.

          "PERMITS" shall mean all licenses, permits, approvals, authorizations or consents, certificates of compliance, franchise approvals or other similar authorizations of any Governmental Authority necessary for the conduct of the API Business, other than FCC Licenses.

          "PERMITTED ENCUMBRANCES" shall mean (i) minor liens which in aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto and (ii) liens arising pursuant to Personal Property Leases.

          "PERSON" or "PERSON" shall mean any individual, partnership, corporation, trust, association, unincorporated organization, government or any department or agency thereof or any other entity.

          "PERSONAL PROPERTY LEASES" shall mean all of the existing leases with respect to the personal property of API and its Subsidiaries.

          "PROPRIETARY RIGHTS" shall mean API's and its Subsidiaries' (i) domestic and foreign registrations of trademarks and other marks, trade names and trade rights, (ii) pending applications for such registrations, (iii) patents and applications therefor, (iv) trademarks and other marks, trade names and other trade rights whether or not registered, (v) copyrights and registrations thereof, (vi) trade secrets, designs, plans, specifications, technical information and other proprietary rights and (vii) rights under any licenses to API or its Subsidiaries to use any copyrights, marks, trade names, trade rights, patents or other proprietary rights.

          "PUC" shall mean any state public utilities commission, public service commission or other similar agency.

          "REAL PROPERTY LEASES" shall mean all real property leases entered into by API or any of its Subsidiaries.

          "REGULATIONS" or "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "REPRESENTATIVE" or "REPRESENTATIVE" of any Person shall mean any officer, director, principal, attorney, agent, analyst, consultant or other representative of such Person.

          "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          "SEC" shall mean the Securities and Exchange Commission or any successor body thereto.

          "SUBSIDIARY" shall mean each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests. Unless otherwise specified, for the purposes of this Agreement AMS shall be considered a Subsidiary of API.

          "TAX" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

     1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

          TERM                                         SECTION
          ----                                         -------

          "API"                                        Preamble
          "API BENEFIT PLANS"                          Section 4.24(a)
          "API 929 MHZ EXCLUSIVE FREQUENCY"            Section 4.13.1(iii)
          "API PCD TAX RETURNS"                        Section 4.22.1
          "API PCD TAXES"                              Section 4.22.1
          "API PROXY STATEMENT"                        Section 4.23(b)
          "API SPECIAL COMMITTEE"                      Recitals
          "API WITHHOLDING TAXES"                      Section 4.22.1
          "ASSET CONTRIBUTION AGREEMENT"               Recitals
          "ASSET CONTRIBUTION AGREEMENT CONDITION"     Section 1.1
          "ASSETS"                                     Section 13.1
          "CERTIFICATE"                                Section 3.2(c)
          "CLOSING"                                    Section 4.1
          "CLOSING DATE"                               Section 2.2
          "CODE"                                       Section 3.5
          "COMMON SHARES"                              Recitals
          "CONSTITUENT CORPORATIONS"                   Preamble
          "CONSULTANT"                                 Section 6.3.2
          "DELAWARE SECRETARY"                         Section 2.1(b)
          "DGCL"                                       Recitals
          "DISSENTING SHARES"                          Section 3.1(e)
          "EFFECTIVE TIME"                             Section 2.1(b)
          "ERISA"                                      Section 4.24
          "ERISA AFFILIATE"                            Section 4.24
          "EXCHANGE ACT"                               Recitals
          "FCC 929 MHZ EXCLUSIVE FREQUENCY"            Section 4.13.1(iii)
          "IRS"                                        Section 4.22.2

          "MERGER"                                     Recitals
          "MERGER CONSIDERATION"                       Section 3.1(a)
          "OFFER"                                      Recitals
          "OFFER DOCUMENTS"                            Section 1.1(b)
          "PER SHARE AMOUNT"                           Recitals
          "PREFERRED SHARES"                           Section 4.2(a)
          "PROPOSED API ACQUISITION TRANSACTION"       Section 6.6(a)
          "PURCHASER"                                  Preamble
          "SEC REPORTS"                                Section 4.4.13
          "SCHEDULE 14D-1"                             Section 1.1(b)
          "SCHEDULE 14D-9"                             Section 1.2(b)
          "SCHEDULE 13E-3"                             Section 1.1(b)
          "SERIES A COMMON SHARES"                     Recitals
          "SERIES B COMMON SHARES"                     Section 4.2(a)
          "SURVIVING CORPORATION"                      Section 2.1(a)
          "TDS"                                        Preamble
          "TSR PAGING"                                 Recitals
          "TSR WIRELESS"                               Recitals
          "VIOLATION"                                  Section 4.12
          "VOTING DEBT"                                Section 4.2(b)


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                                                                       ANNEX II


                               TENDER OFFER CONDITIONS

          Notwithstanding any other term or provision of the Offer or this Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Common Shares tendered pursuant to the Offer and may terminate or amend the Offer if, at any time on or after the date of this Agreement, and before the acceptance of such Common Shares for payment, (i) the Asset Contribution Agreement Condition is not satisfied or (ii) any of the following events or facts shall have occurred:

          (a) there shall be threatened, instituted or pending any action, proceeding or application by any Governmental Authority, or by any other person, domestic or foreign, before any court or Governmental Authority (which, if brought by such other person, has a reasonable likelihood of success), (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the DGCL each as in effect on the date of the Offer, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Common Shares by TDS, Purchaser or any other affiliate of TDS or the consummation by TDS, Purchaser or any other affiliate of TDS of the Merger, (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to impose or confirm limitations on the ability of TDS, Purchaser or any other affiliate of TDS effectively to exercise full rights of ownership of Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by TDS, Purchaser or any other affiliate of TDS on all matters properly presented to API's shareholders, (iii) seeking any material diminution in the benefits expected to be derived by TDS, Purchaser or any other affiliate of TDS as a result of the transactions contemplated by the Offer or the Merger, (iv) otherwise directly or indirectly relating to the Offer or the Offer Documents or which otherwise, in the sole judgment of Purchaser, might materially adversely affect API or any of its Subsidiaries or TDS, Purchaser or any other affiliate of TDS or the value of Common Shares or (v) in the sole judgment of Purchaser, materially adversely affect the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of API or any of its Subsidiaries; or



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          (b)  there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, (i) TDS, Purchaser or any other affiliate of TDS or API or (ii) the Offer or the Merger by any government, legislative body or court, domestic, foreign or supranational, or Governmental Authority, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above; or

          (c) there shall have occurred any material adverse change, or any condition, event or development that is reasonably likely to result in a material adverse change, in the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of API; or

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad, (iii) any change in the general political, market, economic or financial conditions in the United States that is reasonably likely to have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of API or of TDS or the trading in, or value of, Common Shares,
     (iv) any material change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Authority on, or other event that is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e) any required approval, permit, authorization, favorable review or consent of any Governmental Authority shall not have been obtained on terms satisfactory to Purchaser; or

          (f) (i) it shall have been publicly disclosed or TDS shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 15% of the outstanding Common Shares has been acquired by another person,


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

     entity or "group" (within the meaning of Section 13(d)(3) of the Exchange
     Act) or (ii) (x) the Board of Directors of API or any committee thereof (including the API Special Committee) shall have withdrawn or modified in a manner adverse to TDS or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Proposed API Acquisition Transaction (other than this Agreement), (y) API shall have entered into any agreement with respect to any Proposed API Acquisition Transaction (other than this Agreement) or (z) the Board of Directors of API or any committee (including the API Special Committee) thereof shall have resolved to do any of the foregoing; or

          (g) any of the representations and warranties of API set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time; or

          (h) API shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of API to be performed or complied with by it under this Agreement; or

          (i) this Agreement shall have been terminated in accordance with its terms; or

          (j) Purchaser and API (with the approval of the API Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment or payment for Common Shares thereon.

which, in the judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by TDS, Purchaser, or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and TDS and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this ANNEX II will be final and binding upon all parties.


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